Exhibit 4.4

AMBOW EDUCATION HOLDING LTD.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Third Amended and Restated Investor Rights Agreement (this “Agreement”) is made and entered into as of September 8, 2008, by and among Ambow Education Holding Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), the holders of the Company’s Series A Preferred Shares listed on Exhibit A attached hereto (the “Series A Investors”), the holders of the Company’s Series B Preferred Shares listed on Exhibit B hereto (the “Series B Investors”), the holders of the Company’s Series C Preferred Shares listed on Exhibit C hereto (the “Series C Investors”), the purchasers of the Company’s Series D Preferred Shares listed on Exhibit D hereto (the “Series D Investors”, and together with the Series A Investors, Series B Investors and Series C Investors, the “Investors”, and each, an “Investor”) and certain of the holders of the Ordinary Shares or the rights to acquire Ordinary Shares listed on Exhibit E attached hereto (each, a “Founder” and together, the “Founders”).

A. The Series D Investors have agreed to purchase from the Company, and the Company has agreed to issue to such Series D Investors, Series D Preferred Shares on the terms and conditions set forth in that certain Series D Preferred Shares Purchase Agreement dated August 29, 2008, by and among the Company, Ambow Education Co., Ltd., a Cayman Islands exempted company, Ambow Education Management Ltd., a Cayman Islands exempted company, Ambow Education Ltd., a Cayman Islands exempted company, Ambow Education (Hong Kong) Ltd., a Hong Kong limited liability company, Beijing Ambow Online Software Co. Ltd. , a wholly-foreign owned enterprise established under the laws of the People’s Republic of China (the “PRC”), Ambow Education Chuangying Ltd. , a wholly-foreign owned enterprise established under the laws of the PRC, Beijing Ambow BNU Education Technology Co. Ltd. , a limited liability company established under the laws of the PRC, Shanghai Ambow Education Information Consulting Co., Ltd. , a limited liability company established under the laws of the PRC, Ambow Si Hua Education and Technology Co., Ltd. , a limited liability company established under the laws of the PRC, Beijing Sage Grounds Club Co., Ltd. , a limited liability company established under the laws of the PRC, Jin Huang and such Series D Investors (the “Series D Purchase Agreement”).

B. The obligations of the parties in the Series D Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

C. The Company, certain of the Investors and Founders are parties to a Second Amended and Restated Investor Rights Agreement dated as of July 20, 2007 and amended as of September 4, 2007 (the “Existing Rights Agreement”).

D. The Company and the other parties to the Existing Rights Agreement now desire to amend and restate such agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Period” shall have the meaning set forth in Section 6.1(b) hereto.

“Affiliate” of a Person (the “Subject Person”) shall mean (i) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person, (ii) any of the Subject Person’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) in the case of a Subject Person that is a natural person, any Relative or trust for the benefit of any individual Subject Person or Relative thereof. In the case of GLAM, the term “Affiliate” also includes (v) any shareholder of GLAM, (w) any of such shareholder’s general partners, (x) the fund manager managing such shareholder (and general partners and officers thereof) and (y) trusts Controlled by or for the benefit of any such individuals referred to in (w) or (x). In the case of Actis, the term “Affiliate” also includes any Actis Related Party (as defined in Section 8.5). In the case of GLAM, the term “Affiliate” also includes any GLAM Related Party (as defined in Section 8.5). In the case of Macquarie, the term “Affiliate” also includes any Macquarie Related Party (as defined in Section 8.5).

“Board” shall have the meaning set forth in Section 2.1(c) hereto.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for business in the Cayman Islands and the People’s Republic of China.

“Company” shall mean Ambow Education Holding Ltd., a company incorporated under the laws of the Cayman Islands.

“Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Control” of a Person means (i) ownership of more than fifty percent (50%) of the shares in issue or other existing interests or registered capital of such Person or (ii) the power to direct the management or policies of such Person, whether through the ownership of more than fifty percent (50%) of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise, and “Controlled” shall be construed accordingly.

“Conversion Shares” shall mean Ordinary Shares issued upon conversion of the Preferred Shares.

“Convertible Securities” shall have the meaning set forth in Section 4.1(a) hereof.

“Co-Sale Significant Holder(s)” shall have the meaning set forth in Section 5.2(b) hereof.

“Co-Sale Notice” shall have the meaning set forth in Section 5.2(a) hereof.

“Co-Sale Shares” shall have the meaning set forth in Section 5.2(a) hereto.

“Election Period” shall have the meaning set forth in Section 4.1(c) hereto.

“Electing Significant Holder” shall have the meaning set forth in Section 6.1(b) hereto.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Founder” or “Founders” has the meaning set forth in the preamble to this Agreement.

“Founder Shares” shall have the meaning set forth in Section 5.1(a) hereto.

“Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.

“Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.

“Initial Public Offering” shall mean the closing of the Company’s or Listco’s first firm commitment underwritten public offering of the Company’s Ordinary Shares (or other securities) or Listco’s ordinary shares (or other securities) (as the case may be) registered under the Securities Act or pursuant to the laws and regulations of a jurisdiction other than the United States.

“Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than forty percent (40%) of the outstanding Registrable Securities.

“Investor(s)” has the meaning set forth in the preamble to this Agreement.

“Investor Shares” has the meaning set forth in Section 6.1(a) hereto.

“Investor Transfer Condition” shall have the meaning set forth in Section 6.1(a) hereto.

“Listco” has the meaning set forth in Section 8.4 hereto.

“New Securities” shall have the meaning set forth in Section 4.1(a) hereto.

“Notice of Investor Transfer” shall have the meaning set forth in Section 6.1(a) hereto.

“Notice of Transfer” shall have the meaning set forth in Section 5.1(a) hereto.

“Offered Shares” shall have the meaning set forth in Section 6.1(a) hereto.

“Ordinary Shares” shall mean the ordinary shares in the share capital of the Company of a par value of US$0.0001 each.

“Preferred Shares” shall, collectively, mean the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.

“Proposed Transferee” shall have the meaning set forth in Section 6.1(a) hereto.

“Qualified Public Offering” shall mean the closing of a firm commitment underwritten public offering of the Company’s Ordinary Shares (or other securities) or Listco’s ordinary shares (or other securities) (as the case may be) on an internationally recognized stock exchange at a price per share that reflects a pre-offering valuation of the Company or Listco of not less than US$600,000,000, which valuation shall be calculated based on the midpoint of the per share price range specified in the preliminary prospectus for such public offering.

“Registrable Securities” shall mean (i) Ordinary Shares issued or issuable pursuant to the conversion of the Preferred Shares and (ii) any Ordinary Shares issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Ordinary Shares described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

“Relative” shall mean, with respect to a natural person, the spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person.

“Restricted Securities” shall mean any securities of the Company required to bear the first legends set forth in Section 2.8(c) hereof.

“Right of First Refusal Period” shall have the meaning set forth in Section 5.1(c) hereto.

“Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Sale Period” shall have the meaning set forth in Section 6.2 hereto.

“Second Notice” shall have the meaning set forth in Section 5.1(c) hereto.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

“Selling Founder” shall have the meaning set forth in Section 5.1(a) hereto.

“Selling Investor” shall have the meaning set forth in Section 6.1(a) hereto.

“Series A Preferred Shares” shall mean the series A preferred shares in the share capital of the Company of a par value of US$0.0001 each.

“Series B Preferred Shares” shall mean the series B preferred shares in the share capital of the Company of a par value of US$0.0001 each.

“Series C Preferred Shares” shall mean the series C preferred shares in the share capital of the Company of a par value of US$0.0001 each.

“Series D Preferred Shares” shall mean the series D preferred shares in the share capital of the Company of a par value of US$0.0001 each.

“Series D Purchase Agreement” shall have the meaning set forth in the preamble to the Agreement.

“Significant Holders” shall have the meaning set forth in Section 3.1 hereof.

“Significant Holder Notice” shall have the meaning set forth in Section 5.1(c) hereto.

“Significant Holder Notice to Investor” shall have the meaning set forth in Section 6.1(b) hereto.

2. REGISTRATION RIGHTS

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) the four (4) year anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public;

(ii) If the anticipated aggregate proceeds therefrom are less than $10,000,000;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) After the Company has initiated three (3) such registrations pursuant to this Section 2.1; or

(v) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

(c) Deferral. If (i) in the good faith judgment of the board of directors of the Company (the “Board”), the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve-month period.

(d) Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include shares held by Holders other than the Initiating Holders, and may include securities of the Company being sold for the account of the Company.

(e) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in such registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the Company may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting. The Company may limit, to the extent so advised by the underwriters, the amount of Registrable Securities to be included in such registration, provided that the aggregate of the Registrable Securities to be included in such registration may not be so reduced to less than twenty-five percent (25%) of the total value of all securities included in such registration; provided that, no Registrable Securities that are issued or issuable pursuant to the conversion of Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares shall be reduced until all other securities (other than the Ordinary Shares issued by the Company in such public offering) are excluded from such public offering. Subject to the immediately preceding sentence, the exclusion of Registrable Securities that are issued or issuable pursuant to the conversion of Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares from an underwritten offering pursuant hereto shall only be made on a pro-rata basis.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form F-3/S-3.

(a) Request for Form F-3/S-3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form F-3 or Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form F-3 or Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form F-3 or Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b) Limitations on Form F-3/Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii) If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form F-3 or Form S-3 at an aggregate price to the public of less than $2,000,000; or

(iii) If, in a given twelve-month period, the Company has effected one (1) such registration in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto.

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Ordinary Shares, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Restrictions on Transfer; Legend.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (i) such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition, (ii) such disposition is made in accordance with applicable law, including any restrictions on transfer resulting from applicable securities laws, (iii) such disposition is made in accordance with restrictions on transfer set forth in the Company’s articles of association, including Article 64 thereof, and (iv) such disposition, to the extent effected after December 31, 2010, is made in accordance with the rights of first refusal set forth in Section 6 hereof.

(b) Each certificate representing Preferred Shares or Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, RIGHTS OF FIRST REFUSAL AND RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THE COMPANY’S ARTICLES OF ASSOCIATION AND AN INVESTOR RIGHTS AGREEMENT, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(c) The first legend referring to federal and state securities laws identified in Section 2.8(b) hereof stamped on a certificate evidencing the Restricted Securities and the share transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Section (k) of Rule 144 under the Securities Act.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. If requested by the Company and an underwriter of Ordinary Shares (or other securities) of the Company, each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Ordinary Shares (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements; provided further that if (a) during the last 17 days of such 180-day period the Company issues an earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of such 180-day period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of such 180-day period, the restrictions imposed by this Section 2.10 shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) hereof with respect to the shares of Ordinary Shares (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. Such Market Stand-off Agreement shall provide that transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period are permitted, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to an Affiliate of such Holder or to a transferee or assignee of not less than 1,500,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for share splits, share dividends, reverse share splits, and the like); provided that, in each case (i) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (ii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority in interest of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to the registration rights granted to the Holders hereunder.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Ordinary Shares, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, and (ii) five (5) years after the closing of a Qualified Public Offering.

3. INFORMATION COVENANTS OF THE COMPANY

3.1 Financial Information. The Company will furnish the following reports to each Holder (a “Significant Holder”) who owns at least 1,500,000 Preferred Shares and/or Conversion Shares (as presently constituted and subject to subsequent adjustments for share splits, share dividends, reverse share splits, and the like):

(a) As soon as practicable after the end of each fiscal year of the Company and in any event within ninety (90) days after the end of each such fiscal year of the Company (unless otherwise agreed by the Board, including the approval of the Series C Director and, before the GLAM Subsequent Closing, the Initial Closing Series D Director and, after the GLAM Subsequent Closing, both Series D Directors), a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries for such year, prepared in accordance with accounting principles generally accepted in the US (“US GAAP”) consistently applied, audited by a “big-four” international accounting firm selected by the Company (the “Auditor”).

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited balance sheet of the Company and its subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such period, prepared in accordance with US GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments.

(c) Prior to the end of each fiscal year, an operating budget for the Company for the next succeeding fiscal year;

(d) Within thirty (30) days after the end of each fiscal year of the Company, information with respect to the outstanding shares and share options of the Company outstanding (which share option information may be provided in the aggregate) as of the end of such fiscal year;

(e) Within thirty (30) days after the end of each month, (i) unaudited monthly financial statements (including income statements, balance sheets, cash flow statements and accounts receivable reconciliation), (ii) a management report, in such form as agreed by the Board at the first meeting of the Board following the date hereof, setting forth (aa) the business development plan of the Group Members including any acquisition plan (and its progress thereof) of the operating assets of any entity (including without limitation any school) or the beneficial ownership interests in and/or voting control over any entity (including without limitation any school), any development plan of any new facility (including without limitation any school) and (bb) the current number of schools and students of the Group Members, and (iii) key performance indicators reporting, when available; and

(f) Such additional financial and other information as such Significant Holder may from time to time reasonably request.

The Company will provide a quarterly reporting package to the members of its Board to facilitate quarterly Board meetings. This quarterly reporting package will include all the necessary information required by a typical board member of a company and will include quarterly management accounts, discussions of the Company’s operation performance and financial performance, forecasts of the Company’s immediate future performance, management issues and other matters relevant to the Company’s operations.

3.2 Inspection Rights. The Significant Holders or their duly appointed agent shall have the right to visit and inspect any of the properties of the Company and, upon prior notice to the Company and with the Company’s consent (which consent shall not be unreasonably withheld or delayed), the Company shall arrange for such Significant Holders to visit and inspect the properties of the other Group Members (as such term is defined in the Series D Purchase Agreement). The Significant Holders or their duly appointed agent shall have the right to discuss the affairs, finances and accounts of the Company with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested. Any expense incurred as a result of such inspection shall be paid by the Significant Holder exercising these inspection rights. The Company shall take all actions necessary to cause each of the Group Members to effect the inspections contemplated hereof.

3.3 Termination of Covenants. The Company’s obligations under this Section 3 will terminate upon a Qualified Public Offering.

4. RIGHT OF FIRST REFUSAL ON COMPANY ISSUANCES

4.1 Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Ordinary Shares owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Preferred Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Ordinary Shares held by said Significant Holder) to (b) the total number of shares of Ordinary Shares outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Preferred Shares and exercise of all outstanding convertible securities, rights, options and warrants of the Company). The Significant Holders shall have the over allotment option to purchase New Securities in the event if any Significant Holder fails to purchase all of its pro rata shares of New Securities.

(a) “New Securities” shall mean any share capital (including Ordinary Shares and/or Preferred Shares) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital shares, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital shares (collectively “Convertible Securities”); provided that the term “New Securities” does not include:

(i) The Series D Preferred Shares issued at the Initial Closing (as defined in the Series D Purchase Agreement) and to be issued at the Subsequent Closing (as defined in the Series D Purchase Agreement) pursuant to the Series D Purchase Agreement and the Ordinary Shares issued upon conversion of the Preferred Shares;

(ii) Ordinary Shares issued or issuable to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to share purchase or share option plans or other arrangements approved by the Board, or upon exercise of options or similar rights granted to such parties pursuant to any such plan or arrangement;

(iii) Ordinary Shares issued pursuant to the exercise of options, warrants or other Convertible Securities outstanding as of the date of this Agreement;

(iv) Ordinary Shares and/or Convertible Securities issued in connection with an acquisition or similar business combination approved by the Board;

(v) Ordinary shares and/or Convertible Securities issued pursuant to a share split, share dividend, combination, recapitalization or like event; or

(vi) Ordinary Shares and/or Convertible Securities the issuance of which is specifically excluded from the provisions of this Section 4 by unanimous vote or unanimous written consent of the Board.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have ten (10) days after any such notice is mailed or delivered to agree to purchase such Significant Holder’s pro rata share of such New Securities and to indicate whether such Significant Holder desires to exercise its over allotment option for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) In the event the Significant Holders fail to exercise fully the right of first refusal and over allotment rights, if any, within said ten (10) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(d) The right of first refusal granted under this Section 4 shall not apply with respect to and shall expire immediately prior to a Qualified Public Offering.

5. TRANSFERS BY THE FOUNDERS

5.1 Right of First Refusal.

(a) Notice of Transfer. Subject to the consent requirement under Section 8.5 herein if a Founder proposes to transfer any shares (the “Founder Shares”) beneficially owned by the Founder (the “Selling Founder”), then the Selling Founder shall promptly give written notice (the “Notice of Transfer”) simultaneously to each Significant Holder and the Company at least thirty (30) days prior to the closing of such transfer. The Notice of Transfer shall describe in reasonable detail the proposed transfer including, without limitation, the number of Founder Shares to be transferred, the nature of such transfer, the consideration to be paid, and the name and address of each prospective investor or transferee.

(b) Company’s Right of First Refusal. For a period of ten (10) days following receipt of any Notice of Transfer described in Section 5.1(a), the Company shall have the right to purchase all or a portion of the Founder Shares subject to such Notice of Transfer on the same terms and conditions as set forth therein. The Company’s purchase right shall be exercised by written notice signed by a majority of the directors of the Company who are not nominated by the Selling Founder and delivered to the Selling Founder. The Company shall effect the purchase of the Founder Shares, including payment of the purchase price, not more than ten (10) Business Days after delivery of the Notice of Transfer, and at such time the Selling Founder shall deliver to the Company the certificate(s) representing the Founder Shares to be purchased by the Company, each certificate to be properly endorsed for transfer. The Founder Shares so purchased shall thereupon be cancelled and cease to be issued and outstanding Ordinary Shares.

(c) Significant Holder’s Right of First Refusal. In the event that the Company does not elect to purchase all of the Founder Shares available pursuant to its rights under Section 5.1(b) within the period set forth therein, the Selling Founder shall promptly give written notice (the “Second Notice”) to each Significant Holder, which shall set forth the number of Founder Shares not purchased by the Company and which shall include the terms of Notice of Transfer set forth in Section 5.1(a). Each such Significant Holder shall then have the right, exercisable upon written notice to the Selling Founder (the “Significant Holder Notice”) within ten (10) days after the receipt of the Second Notice, to purchase up to all of the Founder Shares subject to the Second Notice and on the same terms and conditions as set forth therein. If more than one Significant Holder provides notice of exercise of its rights under this Section 5.1(c) with respect to any proposed transfer of Founder Shares, then each such Significant Holder shall be entitled to purchase that percentage of the Founder Shares proposed to be transferred that is equal to (i) the number of shares of Ordinary Shares issued or issuable upon conversion of the Preferred Shares held by such Significant Holder divided by (ii) the total number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares held by all Significant Holders exercising their rights pursuant to this Section 5.1(c). Each such Significant Holder shall effect the purchase of the Founder Shares, including payment of the purchase price, not more than ten (10) days after delivery of the Significant Holder Notice (the “Right of First Refusal Period”), and at such time the Selling Founder shall deliver to such Significant Holder the certificate(s) representing the Founder Shares to be purchased by such Significant Holder, each certificate to be properly endorsed for transfer.

5.2 Right of Co-Sale.

(a) Co-Sale Notice. To the extent that the Significant Holders and the Company do not exercise their rights with respect to all of the Founder Shares subject to a proposed sale of Founder Shares pursuant to Section 5.1 above, a Selling Founder shall, before any sale of such Founder Shares, first give the Significant Holders written notice of such Selling Founder’s intention to sell the remaining Founder Shares that are not being purchased by the Company or the Significant Holders pursuant to Section 5.1 hereof (the “Co-Sale Shares”), describing the amount of Co-Sale Shares proposed to be transferred, the identity of the proposed transferee, and the price and terms upon which such Selling Founder proposes to make such transfer (the “Co-Sale Notice”).

(b) Co-Sale. Within fifteen (15) Business Days after delivery of the Co-Sale Notice, each Significant Holder who has not exercised her or his right of first refusal as provided in Section 5.1(c) hereof may elect to sell up to its pro rata share of the Co-Sale Shares to be purchased by the transferee described in the Co-Sale Notice by giving written notice thereof to the Selling Founder and tendering to the Secretary of the Company a certificate representing the shares to be sold, properly endorsed for transfer, with written instructions to transfer the shares to the transferee described in the Co-Sale Notice upon receipt of payment for such shares from such transferee for the benefit of such Significant Holder (“Co-Sale Significant Holder(s)”). The Selling Founder shall thereupon notify the transferee of the co-sale arrangements hereunder, and instruct the transferee to deliver payment for the shares to be purchased from the Significant Holders to the Secretary of the Company, who shall transmit such payment to such Co-Sale Significant Holders. For the purpose of the co-sale right set forth in this Section 5.2, the pro rata share of a Co-Sale Significant Holder shall be determined based on the number of shares of Ordinary Shares issued or issuable upon conversion of the Preferred Shares held by such Co-Sale Significant Holder divided by the sum of (A) the total number of shares of Ordinary Shares issued or issuable upon conversion of the Preferred Shares held by all Co-Sale Significant Holders exercising the co-sale right pursuant to this Section 5.2 plus (B) the number of shares of Ordinary Shares held by the Selling Founder at the date of the Co-Sale Notice (assuming conversion of all convertible securities and exercise of all options and warrants held by such Selling Founder). To the extent that any prospective buyer refuses to purchase all of the shares from an Co-Sale Significant Holder exercising co-sale rights hereunder, the Selling Founder shall not sell any Co-Sale Shares to such prospective buyer unless and until, simultaneously with such sale, such Selling Founder shall purchase such Co-Sale Shares from such Co-Sale Significant Holder at not less than the price and upon other terms and conditions, if any, set forth in the Co-Sale Notice.

5.3 Selling Founder’s Right to Transfer. If any of the Founder Shares remain available after the exercise (or failure to exercise) of the rights of first refusal under Section 5.1 and the co-sale rights under Section 5.2, the Selling Founder may, within ninety (90) days after the date of delivery of the Co-Sale Notice, transfer some or all of the Co-Sale Shares which were the subject of the Co-Sale Notice at a price and on terms no more favorable to the transferee(s) than specified in the Co-Sale Notice. Co-Sale Shares transferred in accordance with the provisions of this Section 5.3 shall no longer be subject to the restrictions on Co-Sale Shares set forth in Sections 5.1 and 5.2. After the expiration of the ninety (90) day period, the Selling Founder shall not transfer any Co-Sale Shares without again complying with the procedures set forth above in Sections 5.1 and 5.2.

5.4 Exempt Transfers. Notwithstanding the foregoing, the first refusal rights of the Company and Significant Holders set forth in Section 5.1 and the rights of co-sale of the Significant Holders set forth in Section 5.2 shall not apply to transfers by a Founder (i) without consideration therefor to such Founder’s ancestors, descendants or spouse, or to trusts for the benefit of such persons, or (ii) by way of any bona fide gift effected for tax planning purposes; provided that in the event of any transfer made pursuant to the exemptions provided by clauses (i) or (ii) above, (A) the Founder shall inform the Company and the Significant Holders of such transfer or gift prior to effecting it and (B) the transferee or donee shall furnish the Company and the Significant Holders with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferred Founder Shares shall remain “Founder Shares” hereunder, and such transferee or donee shall be treated as the “Founder” for purposes of this Agreement.

5.5 Termination. The rights of first refusal and co-sale granted under this Section 5 shall not apply with respect to and shall expire immediately prior to a Qualified Public Offering.

6. TRANSFERS BY THE INVESTORS

6.1 Right of First Refusal.

(a) Notice of Transfer. If an Investor proposes to transfer at any time after December 31, 2010 any Preferred Shares or Conversion Shares (the “Investor Shares”) beneficially owned by the Investor (the “Selling Investor”), then the Selling Investor shall promptly give written notice (the “Notice of Investor Transfer”) simultaneously to each Significant Holder, with a copy to the Company. The Notice of Investor Transfer shall describe in reasonable detail the proposed transfer including, without limitation, (i) the number of Investor Shares proposed to be transferred (the “Offered Shares”), (ii) the nature of such transfer, (iii) the proposed consideration for such transfer, which consideration must be in United States Dollar cash only and may not be in kind, (iv) the name and address of each prospective purchaser or transferee of the Offered Shares (the “Proposed Transferee”), and (v) at the election of the Selling Investor, a condition (the “Investor Transfer Condition”) that the Selling Investor is not willing to sell the Offered Shares unless the Electing Significant Holders (as defined below) that issue a valid Significant Holder Notice to Investor (as defined below) within the Acceptance Period (as defined below), in aggregate, elect to purchase all of the Offered Shares on the terms set out in the Notice of Investor Transfer. The Notice of Investor Transfer shall be irrevocable and shall constitute a binding agreement by the Selling Investor to sell the Offered Shares to the Electing Significant Holder(s); provided that if the Investor Transfer Condition is specified in the Notice of Investor Transfer, the Notice of Investor Transfer shall only constitute a binding agreement by the Selling Investor to sell the Offered Shares to the Electing Significant Holder(s) if the Electing Significant Holder(s) that issue a valid Significant Holder Notice to Investor within the Acceptance Period, in the aggregate, elect to purchase all of the Offered Shares on the terms set out in the Notice of Investor Transfer.

(b) Significant Holder’s Right of First Refusal. Each Significant Holder shall have the right, exercisable upon written notice to the Selling Investor (the “Significant Holder Notice To Investor”) within ten (10) Business Days after the receipt of the Notice of Investor Transfer (the “Acceptance Period”), to purchase up to all of the Offered Shares subject to the Notice of Investor Transfer and on the same terms and conditions as set forth therein. If more than one Significant Holder provides notice of exercise of its rights under this Section 6.1(b) with respect to the Offered Shares, then each such Significant Holder (the “Electing Significant Holder”) shall be entitled to purchase that percentage of the Offered Shares proposed to be transferred that is equal to (i) the number of shares of Ordinary Shares issued or issuable upon conversion of the Preferred Shares held by such Electing Significant Holder divided by (ii) the total number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares held by all Electing Significant Holders exercising their rights pursuant to this Section 6.1(b). Each such Electing Significant Holder shall effect the purchase of the Offered Shares, including payment of the purchase price, not more than ten (10) Business Days after delivery of the Significant Holder Notice To Investor, and at such time the Selling Investor shall deliver to each such Electing Significant Holder the certificate(s) representing the relevant Offered Shares to be purchased by such Electing Significant Holder, each certificate to be properly endorsed for transfer. For the avoidance of doubt, if the Investor Transfer Condition is specified in the Notice of Investor Transfer and the Electing Significant Shareholders do not elect to purchase all of the Offered Shares pursuant to this Section 6.1(b), the right of first refusal of the Electing Significant Shareholders in relation to the Offered Shares shall lapse unless and until such Offered Shares are not sold to the Proposed Transferee within the Sale Period (defined below) in accordance with Section 6.2.

6.2 Selling Investor’s Right to Transfer. If any of the Offered Shares remain unsold after the exercise (or failure to exercise) of the rights of first refusal pursuant to Section 6.1, the Selling Investor shall have the right, subject to Article 64 of the Company’s Articles of Association, within ninety (90) days after the expiration of the Acceptance Period (the “Sale Period”) to transfer all of the Offered Shares which were not sold pursuant to Section 6.1 to the Proposed Transferee specified in the Notice of Investor Transfer at a price and on terms no more favorable to the Proposed Transferee than specified in the Notice of Investor Transfer. After the expiration of the Sale Period, the Selling Investor shall not transfer any Offered Shares without again complying with the procedures set forth above in Section 6.1 and this Section 6.2.

6.3 Exempt Transfers. Notwithstanding the foregoing, the first refusal rights of the Significant Holders set forth in Section 6.1 shall not apply to transfers by an Investor to an Affiliate of such Investor, provided that in the event of any such transfer by an Investor to an Affiliate of such Investor, (A) the Investor shall inform the Company and the Significant Holders of such transfer prior to effecting it and (B) the transferee shall furnish the Company and the Significant Holders with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferred Investor Shares shall remain “Investor Shares” hereunder, and such transferee shall be treated as the “Investor” for purposes of this Agreement.

6.4 Termination. The rights of first refusal granted under this Section 6 shall not apply with respect to and shall expire immediately prior to a Qualified Public Offering.

7. VOTING AGREEMENT

7.1 Agreement to Vote. Each Investor, as a holder of Preferred Shares, hereby agrees on behalf of itself and any transferee or assignee of any such shares to hold all of the Preferred Shares registered in its name (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares, and any other voting securities of the Company subsequently acquired by such Investor) subject to, and to vote the Preferred Shares at a regular or special meeting of shareholders (or by written consent) in accordance with, the provisions of this Section 7. The Founders, as holders of Ordinary Shares of the Company, hereby agree on behalf of themselves and any transferee or assignee of any such shares of Ordinary Shares, to hold all of such shares of Ordinary Shares and any other voting securities of the Company acquired by the Founders in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) subject to, and to vote the Ordinary Shares at a regular or special meeting of shareholders (or by written consent) in accordance with, the provisions of this Section 7.

7.2 Board Size. The Investors and Founders shall vote at a regular or special meeting of shareholders (or by written consent) such Preferred Shares and Ordinary Shares that they own (or as to which they have voting power), as applicable, to ensure that the size of the Board shall be set and remain at seven (7) directors.

7.3 Election of Directors. In any election of directors of the Company, whether at a general meeting or by written consent, the Founders and each Investor shall each vote (or execute any written consent with respect to) such number of Preferred Shares or Ordinary Shares then owned by them (or as to which they then have voting power) as may be necessary to elect the following individuals to the Board:

(a) two (2) representatives selected by the holders of the outstanding Ordinary Shares (excluding for this purpose any Conversion Shares converted from the Preferred Shares) and Series A Preferred Shares, voting together as a single class;

(b) one (1) representative selected by the holder of a majority of the Series B Preferred Shares (the “Series B Director”), which representative shall be designated by The CID Group so long as The CID Group and its Affiliates collectively hold at least 1,500,000 Series B Preferred Shares (or Conversion Shares converted therefrom);

(c) one (1) representative selected by the holder of a majority of the Series C Preferred Shares (the “Series C Director”), which representative shall be designated by Macquarie Group Limited (“Macquarie”) so long as Macquarie and its Affiliates hold at least 1,500,000 Series C Preferred Shares (or Conversion Shares converted therefrom);

(d) two (2) representatives selected by the holder of a majority of the Series D Preferred Shares (the “Series D Directors”), one (1) of which representatives shall be designated by Actis Angel (AEM3) Ltd. (“Actis”) so long as Actis and its Affiliates hold at least 1,500,000 Series D Preferred Shares (or Conversion Shares converted therefrom) (the “Initial Closing Series D Director”), and one (1) of which representatives shall be designated by GL Asia Mauritius II Cayman Ltd. (“GLAM”) so long as GLAM and its Affiliates hold at least 1,500,000 Series D Preferred Shares (or Conversion Shares converted therefrom) (the “Subsequent Closing Series D Director”); provided that the Subsequent Closing Series D Director shall only be appointed to the Board upon the Subsequent Closing (as defined in the Series D Purchase Agreement) in which GLAM purchases 12,972,159 Series D Preferred Shares (the “GLAM Subsequent Closing”) and prior to such GLAM Subsequent Closing, the holders of the Series D Preferred Shares shall not have any right to appoint such Subsequent Closing Series D Director; and

(e) one (1) representative unanimously selected by all other directors of the Board.

7.4 Removal. Any director of the Company may be removed from the Board in the manner allowed by law and the Company’s Articles of Association, but with respect to a director designated above, only upon the vote or written consent of the shareholders entitled to designate such director.

7.5 No Liability for Election of Recommended Directors. Neither the Company, the Founders, the Investors, nor any officer, director, shareholder, partner, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Company’s Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

7.6 Grant of Proxy. Should the provisions relating to the voting of shares pursuant to this Section 6 be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7.7 Manner of Voting. The voting of shares pursuant to this Section 7 may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

7.8 Protective Provisions.

(a) So long as at least 6,450,000 Series A Preferred Shares (as adjusted for any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event) shall be outstanding, the Investors and Founders shall not, without obtaining the affirmative vote or written consent of the holders of a majority of the outstanding Series A Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series A Preferred Shares is then convertible, as adjusted from time to time), vote at a regular or special meeting of shareholders (or by written consent) to:

(i) waive, amend, or repeal any provision of the Company’s Articles of Association if such action would adversely alter or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series A Preferred Shares;

(ii) increase or decrease the authorized number of shares of Series A Preferred Shares; or

(iii) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Shares.

(b) So long as at least 3,000,000 Series B Preferred Shares (as adjusted for any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event) shall be outstanding, the Investors and the Founders (1) shall not, without obtaining the affirmative vote or written consent of the holders of a majority of the outstanding Series B Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series B Preferred Shares is then convertible, as adjusted from time to time) vote at a regular or special meeting of shareholders (or by written consent) of the Company to and (2) in the case of (i), (iii), (iv), (v) and (vi) below, shall procure that each of the other Group Members shall not, without obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding Series B Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series B Preferred Shares is then convertible, as adjusted from time to time), vote at a regular or special meeting of shareholders (or by written consent) of the Group Member that it owns to:

(i) waive, amend, or repeal any provision of the articles of association or any other charter documents of such Group Member if such action would adversely alter or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series B Preferred Shares;

(ii) increase or decrease the authorized number of shares of Series B Preferred Shares;

(iii) create (by reclassification, merger or otherwise) any new class or series of shares having rights, preferences or privileges with respect to dividends, or payments upon liquidation senior to or on a parity with the Series B Preferred Shares or having voting rights other than those granted to the Preferred Shares generally;

(iv) take any action that would expose the holders of Series B Preferred Shares to more than a minimal risk of being subject to taxation under Section 305 of the United States Internal Revenue Code;

(v) redeem or repurchase any of the Company’s shares or declare a dividend with respect to any such shares; provided, however, that this provision shall not apply to the Company’s redemption or repurchase of shares issued to or held by employees, officers, directors or consultants of the Company upon termination of their employment or services or pursuant to agreements providing for the right of such repurchase between the Company and such persons;

(vi) change the number of directors constituting the full Board and the board of directors of each of the Offshore Group Members; or

(vii) amend Article 51(3)(e)(ii) of the Company’s Articles of Association.

(c) So long as at least 3,000,000 of the Series C Preferred Shares (as adjusted for any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event) shall be outstanding, the Investors and the Founders (1) shall not, without obtaining the affirmative vote or written consent of the holders of at least two thirds (2/3) of the outstanding Series C Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series C Preferred Shares is then convertible, as adjusted from time to time), vote at a regular or special meeting of shareholders (or by written consent) of the Company to, and (2) in the case of (i), (iii), (iv), (v) and (vi) below, shall procure that each of the other Group Members shall not, without obtaining the affirmative vote or written consent of the holders of at least two-thirds (2/3) of the outstanding Series C Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series C Preferred Shares is then convertible, as adjusted from time to time), vote at a regular or special meeting of shareholders (or by written consent) of the Group Member that it owns to:

(i) waive, amend, or repeal any provision of the articles of association or any other charter documents of such Group Member if such action would adversely alter or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series C Preferred Shares;

(ii) increase or decrease the authorized number of shares of Series C Preferred Shares;

(iii) create (by reclassification, merger or otherwise), offer or issue any new class or series of shares, or any securities or rights to acquire or convert into any such class or series of shares, having rights, preferences or privileges (including but not limited to with respect to dividends or payments upon liquidation) senior to or on a parity with the Series C Preferred Shares or having voting rights other than those granted to the Preferred Shares generally;

(iv) take any action that would expose the holders of Series C Preferred Shares to more than a minimal risk of being subject to taxation under Section 305 of the United States Internal Revenue Code;

(v) declare a dividend with respect to any of its shares or any other payment to the holders of its shares in their capacity as shareholders out of its distributable profits or reserves of the relevant Group Member;

(vi) change the number of directors constituting the full Board and the board of directors of each of the Offshore Group Members; or

(vii) amend Article 51(3)(e)(iii) of the Company’s Articles of Association.

(d) So long as at least 3,000,000 of the Series D Preferred Shares (as adjusted for any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event) shall be outstanding, the Investors and the Founders (1) shall not, without obtaining the affirmative vote or written consent of the holders of at least two thirds ( 2/3) of the outstanding Series D Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series D Preferred Shares is then convertible, as adjusted from time to time), vote at a regular or special meeting of shareholders (or by written consent) of the Company to and (2) in the case of (i), (iii), (iv), (v) and (vi) below, shall procure that each of the other Group Members shall not, without obtaining the affirmative vote or written consent of the holders of at least two-thirds ( 2/3) of the outstanding Series D Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series D Preferred Shares is then convertible, as adjusted from time to time), vote at a regular or special meeting of shareholders (or by written consent) of the Group Member that it owns to:

(i) waive, amend, or repeal any provision of the articles of association or any other charter documents of such Group Member if such action would adversely alter or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series D Preferred Shares;

(ii) increase or decrease the authorized number of shares of Series D Preferred Shares;

(iii) create (by reclassification, merger or otherwise), offer or issue any new class or series of shares, or any securities or rights to acquire or convert into any such class or series of shares, having rights, preferences or privileges (including but not limited to with respect to dividends or payments upon liquidation) senior to or on a parity with the Series D Preferred Shares or having voting rights other than those granted to the Preferred Shares generally;

(iv) take any action that would expose the holders of Series D Preferred Shares to more than a minimal risk of being subject to taxation under Section 305 of the United States Internal Revenue Code;

(v) declare a dividend with respect to any of its shares or any other payment to the holders of its shares in their capacity as shareholders out of distributable profits or reserves of the relevant Group Member;

(vi) change the number of directors constituting the full Board and the board of directors of each of the Offshore Group Members; or

(vii) amend Article 51(3)(e)(iv) of the Company’s Articles of Association.

7.9 Board Level Protective Provisions. The Founders, the Investors and the Company shall ensure that the following matters in respect of each Group Member and/or the Group Members as a whole (where applicable) shall not be undertaken unless it has been (a) approved by a majority of the Directors at a meeting of the Board duly constituted pursuant to the Company’s Articles of Association, provided that such approval shall include the approval of the Series B Director, the Series C Director and, before the GLAM Subsequent Closing, the Initial Closing Series D Director and, after the GLAM Subsequent Closing, both Series D Directors, (b) approved by a unanimous written resolution of the Board duly passed pursuant to the Company’s Articles of Association or (c) if permissible under applicable law, approved in writing (which may include electronic mail) by the Series B Director, the Series C Director and, before the GLAM Subsequent Closing, the Initial Closing Series D Director and, after the GLAM Subsequent Closing, both Series D Directors:

(a)	the incurrence of indebtedness in excess of US$2,000,000 in the aggregate during any one year (other than the incurrence of indebtedness provided for in the Company’s business plan and budget approved pursuant to subparagraph (e) below and other than the incurrence of indebtedness by one or more Group Members to one or more other Group Members);

(b)	the purchase or lease of any real estate (other than office, manufacturing, training center or warehouse space used in the ordinary course of business);

(c)	the purchase of equity securities in any company, the acquisition of the operating assets of any entity (including without limitation any school) that is not a Group Member or the acquisition through contractual arrangements of the beneficial ownership interests in and/or voting control over any entity (including without limitation any school) that is not a Group Member;

(d)	the extension of any loan to any party that is not related to the business operations of the Company or other Group Member;

(e)	the approval of the Company’s business plan and budget (including any capital expenditure plan) or any material changes thereof or any material deviation from the Company’s then current business plan and budget (including any capital expenditure plan);

(f)	the hiring or firing of the Company’s Chief Executive Officer, President or Chief Financial Officer;

(g)	any repurchase or redemption of any its share capital other than in connection with (i) a termination of employment or consulting relationship pursuant to a bona fide employment agreement or consulting agreement approved by the Board, or (ii) a redemption pursuant to the Company’s Articles of Association;

(h)	the appointment or removal of the auditors of the Company or Ambow Education Co., Ltd. or any material change in the accounting policies previously adopted by the Company or Ambow Education Co., Ltd.;

(i)	the provision of direct or indirect guaranties for any indebtedness of a person that is not a Group Member;

(j)	creating or permitting to exist any lien, security interest or other charge or encumbrance of any kind on any of its assets for any indebtedness of any person that is not a Group Member;

(k)	the establishment of any new direct or indirect subsidiary (including without limitation any school) of the Company or any joint venture or partnership;

(l)	the adoption of, or amendment to, any employee equity incentive plan;

(m)	any liquidation, dissolution or winding up or any Company Sale Event (as defined in Article 51(3)(b)(vi) of the Company’s Articles of Association);

(n)	any transaction involving it, on the one hand, and any of its key employees, officers, directors or shareholders or any affiliate or relative of a shareholder or any of its officers, directors or shareholders, on the other hand (other than (i) employment contracts entered into in the ordinary course of business and (ii) any transaction where the transaction value is less than US$500,000);

(o)	the commencement or settlement of any litigation where the amount in controversy exceeds US$500,000;

(p)	the disposition of its assets, business or any of its direct or indirect subsidiaries, in each case with a value in excess of US$1 million in any single transaction or in the aggregate at any time in a series of related transactions in any twelve month period;

(q)	the terms of an initial public offering of any of its securities on any stock exchange (including without limitation the structure of the listing group and any restructuring in preparation of such initial public offering);

(r)	the sale, transfer, license, charge, encumbrance or any form of disposal of any trademarks, patents or other intellectual property rights owned or used by it other than in the ordinary course of business (other than any such sale, transfer, license, charge, encumbrance or form of disposal to one or more other Group Members);

(s)	the cessation of the business of the Group Members taken as a whole as such business is conducted as of the date of the Series D Preferred Share Purchase Agreement or any material change in the business activities of the Group Members taken as a whole as such activities are conducted as of the date of the Series D Preferred Share Purchase Agreement;

(t)	the execution or termination of (1) any contract outside the ordinary course of business where the dollar value of such contract exceeds US$1 million, (2) any derivatives contract regardless of the dollar value of such contract, or (3) any contract with a dollar value exceeding US$1 million granting any supplier, vendor or any other third party any exclusive rights to sell, operate, license or otherwise use any properties, services, rights, or any other assets of any Group Member (excluding for this purpose any such contract entered into solely between Group Members);

(u)	the approval of the annual financial statements of the Company and, to the extent separately prepared, the annual financial statements of Ambow Education Co., Ltd.; and

(v)	the delegation of any powers of the board of directors of the Company or any other Offshore Group Member (as such term is defined in the Series D Purchase Agreement) to a committee or any person or the change of any such delegation or the change of the composition or membership of such a committee.

For the avoidance of doubt, except to the extent such authority is delegated by the Board to a committee in accordance with the following paragraph, the Company shall not effect a corporate restructuring of the Group Members, taken as a whole, in preparation for an initial public offering of any Group Member or any initial public offering of the securities of any Group Member without obtaining (a) the approval of a majority of the Directors at a meeting of the Board duly constituted pursuant to these Articles, provided that such approval shall include the approval of the Series B Director, the Series C Director and, before the GLAM Subsequent Closing, the Initial Closing Series D Director and, after the GLAM Subsequent Closing, both Series D Directors, or (b) a unanimous written resolution of the Board duly passed pursuant to the Company’s Articles of Association.

The Board may delegate its power to approve one or more of the foregoing matters set forth above in this Section 7.9 to any committee or any person so long as such delegation is approved as set forth above in this Section 7.9(v) and is effected in accordance with the Company’s Articles of Association. In the event of any such delegation to any committee or any person, approval by such committee or such person in respect of such matters (in accordance with the authority granted and directions imposed with such delegation by the Board) shall satisfy the approval requirements of this Section 7.9.

7.10 Board of Directors of Offshore Group Members. The board of directors of each Offshore Group Member (as such term is defined in the Series D Purchase Agreement) (other than the Company) shall have the same number of directors as that of the Company. The directors of each Offshore Group Member (other than the Company) shall be appointed and removed in accordance with the same rules and procedures provided for the Board, and such rules and procedures with respect to the appointment and removal of the directors of the Board set forth in this Agreement shall apply mutatis mutandis to the board of directors of each Offshore Group Member (other than the Company) and the directors of such board of directors; provided that, in the event a matter submitted or to be submitted for approval to the board of directors of an Offshore Group Member (other than the Company) is approved by the Board of the Company, then the members of the board of directors of such Offshore Group Member shall execute all consents and other documents reasonably required to effect the approval of such matter by the board of directors of such Offshore Group Member (i) concurrently with the approval by the Board of the Company, or (ii) in the event any such consent or other document is subsequently provided to the members of the board of directors of such Offshore Group Member, no later than five Business Days following receipt thereof.

7.11 Termination of Rights. The rights and obligations set forth in this Section 7 shall terminate and be of no further force or effect upon the closing of a Qualified Public Offering.

8. ADDITIONAL COVENANTS OF THE COMPANY AND THE FOUNDER

8.1 Corporate Governance. The Company shall develop policies and procedures that are in accordance with good corporate governance, include appropriate internal control procedures to be developed as soon as practicable after the Company’s hiring of a Chief Financial Officer and the establishment of Board sub-committees as determined by the Board. The Board shall adopt policies concerning the following issues (i) business plan approvals, (ii) significant variances in expenses, borrowings and other grants over the Company’s assets outside the business plan, (iii) key appointments and compensation, (iv) change in/cessation of business operations or dissolution; (v) auditors and accounting policies, (vi) share option granting policy and approval procedures, and (vii) related party transactions policy.

8.2 Board Composition. Subject to Section 7 hereof, the Company and the Investors shall cooperate to further develop a Board structure incorporating independent Board members reflecting best practice corporate governance.

8.3 United States Tax Matters.

(a) Before the closing of the Qualified Public Offering, the Company shall determine annually, within forty-five (45) days from the end of each taxable year, with respect to such taxable year (i) whether the Company is a passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes, and (ii) to provide such information reasonably available to the company as any U.S. Investor may request to permit such U.S. Investor to elect to treat the Company and/or any such entity (including a controlled Affiliate of the Company) as a “qualified electing fund” (within the meaning of Section 1295 of the Code) (a “QEF Election”) for U.S. federal income tax purposes. Company shall also, reasonably promptly upon request, obtain and provide any and all other information deemed necessary by the U.S. Investor to comply with the provisions of this Section 8.3(a).

(b) If a determination is made by the Company that the Company is a PFIC for a particular taxable year, then for such year and for each year thereafter, the Company shall also provide each known U.S. Investor within sixty (60) days from the end of such year with a completed “PFIC Annual Information Statement”, in form and substance as attached in Exhibit F, as required by Treasury Regulation Section 1.1295-1(g) and any other information required by a U.S. Investor to comply with any reporting or other requirements in connection with the QEF Election.

(c) The Company shall promptly provide the U.S. Investors with written notice if it (or any of its controlled Affiliates) becomes a controlled foreign corporation as described in Section 957 of the Code. The Company shall, (i) upon the reasonable request of a U.S. Investor, furnish on a timely basis all information requested by such Investor to satisfy its U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any other Group Member’s classification as a controlled foreign corporation (“CFC”) as described in the Code; and (ii) use commercially best efforts to avoid generating for any taxable year in which the Company or any other Group Member is a CFC income that would be includible in the income of such U.S. Investor pursuant to Section 951 of the Code (“Subpart F income”).

(d) The Company will comply and will cause its controlled Affiliates to comply with all record-keeping, reporting, and other requests necessary for the Company and its controlled Affiliates to allow any U.S. Investor to comply with any applicable U.S. federal income tax law. The Company will also provide any known U.S. Investor with any information reasonably requested to allow such investor to comply with any applicable U.S. federal income tax law (including but not limited to information relating to the transfer of any equity interests of the Company (or any controlled Affiliate) and the issuance or redemption by the Company (or any controlled Affiliate) of any equity interests).

(e) The Company shall, if requested by a U.S. Investor, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any controlled Affiliate to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made, including by filing or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), and the Company shall not permit such election, once made, to be terminated or revoked without the written consent of the U.S. Investor.

(f) For purposes of this Section 8.3: (i) “U.S. Investor” means (A) any Investor that is a United States person and (B) any Investor that is an entity treated as a foreign partnership for U.S. federal income tax purposes, one or more of the owners of which are, or controlled by, United States persons; and (ii) “United States person” means any person described in Section 7701(a)(30) of the Code.

8.4 Public Offering. The Company intends to procure a Qualified Public Offering as soon as reasonably practicable. In the event that the entity to be listed (the “Listco”) is a subsidiary of the Company, the Company shall, at the request of any Investor and in exchange of such Investor’s equity interest in the Company, cause such Investor to be allotted such number of Listco’s shares corresponding to such Investor’s equity interest in the Company without any additional consideration.

8.5 Founder Lock-Up. Notwithstanding any provision to the contrary in this Agreement, Dr. Jin Huang hereby unconditionally and irrevocably agrees and covenants that:

(i) prior to the Qualified Public Offering, other than Permitted Transfers, she will not and will cause any entity controlled by her not to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or agree to or grant an option in relation to the same (“Transfer”) any of her equity interest in the Company (directly or indirectly held) without the prior written consent of holders of at least two-thirds ( 2/3) of the outstanding Series D Preferred Shares; and

(ii) unless waived in writing by (A) GLAM (for so long as GLAM Related Parties continue to hold any of the Series D Preferred Shares purchased by GLAM under the Series D Purchase Agreement (or the Conversion Shares converted therefrom)), (B) Actis (for so long as Actis Related Parties continue to hold any of the Series D Preferred Shares purchased by Actis Angel (AEM3) Ltd. and Actis Angel (ACF2) Ltd. under the Series D Purchase Agreement (or the Conversion Shares converted therefrom) and (C) Macquarie (for so long as Macquarie Related Parties continue to hold any of the Series D Preferred Shares purchased by Macquarie under the Series D Purchase Agreement (or the Conversion Shares converted therefrom), other than Permitted Transfers, she will not, directly or indirectly, Transfer more than twenty percent (20%) in the aggregate of any of her equity interest in the Company (directly or indirectly held upon the closing of the Initial Public Offering) for a period of 360-days past the expiration of the 180-days lock-up period applicable to any Series D Preferred Shares in connection with the Initial Public Offering. Notwithstanding any provision to the contrary in this Agreement, Section 8.5(ii) shall survive the closing of the Initial Public Offering.

For the purpose of this Section 8.5:

“Actis Related Party” means: (i) any fund, investment vehicle or other entity formed or incorporated in any jurisdiction which is managed or advised by an entity in the Actis Group (“Actis Fund(s)”); (ii) any investor or participant in an Actis Fund; (iii) any incorporated body or unincorporated body wholly owned by Actis Fund(s); (iv) any member of the Actis Group; (v) any officer, employee or partner of any member of the Actis Group; and (vi) any nominee, trustee or custodian of any person referred to in (i) to (v).

“Actis Group” means: (i) Actis LLP; and (ii) any unincorporated body, body corporate or partnership which is its subsidiary, subsidiary undertaking or holding company or parent undertaking or other Affiliates and each unincorporated body, body corporate or partnership which is a subsidiary or subsidiary undertaking of its holding company or parent undertaking or other Affiliates.

“GLAM Related Party” means: (i) any fund, investment vehicle or other entity formed or incorporated in any jurisdiction which is managed or advised by an entity in the GLAM Group (“GLAM Fund(s)”); (ii) any investor or participant in a GLAM Fund; (iii) any incorporated body or unincorporated body wholly owned by GLAM Fund(s); (iv) any member of the GLAM Group; (v) any officer, employee or partner of any member of the GLAM Group; and (vi) any nominee, trustee or custodian of any person referred to in (i) to (v).

“GLAM Group” means: (i) GLAM; and (ii) any unincorporated body, body corporate or partnership which is its subsidiary, subsidiary undertaking or holding company or parent undertaking or other Affiliates and each unincorporated body, body corporate or partnership which is a subsidiary or subsidiary undertaking of its holding company or parent undertaking or other Affiliates.

“Macquarie Related Party” means: (i) any fund, investment vehicle or other entity formed or incorporated in any jurisdiction which is managed or advised by an entity in the Macquarie Group (“Macquarie Fund(s)”); (ii) any investor or participant in a Macquarie Fund; (iii) any incorporated body or unincorporated body wholly owned by Macquarie Fund(s); (iv) any member of the Macquarie Group; (v) any officer, employee or partner of any member of the Macquarie Group; and (vi) any nominee, trustee or custodian of any person referred to in (i) to (v).

“Macquarie Group” means: (i) Macquarie Group Limited; and (ii) any unincorporated body, body corporate or partnership which is its subsidiary, subsidiary undertaking or holding company or parent undertaking or other Affiliates and each unincorporated body, body corporate or partnership which is a subsidiary or subsidiary undertaking of its holding company or parent undertaking or other Affiliates.

The terms “holding company”, “subsidiary” and “subsidiary undertaking” shall have the meanings contained in the English Companies Act 2006.

“Permitted Transfer” shall mean (i) any transfer of shares to the shareholders of the transferor, if the transferor is an entity, or if transferor is a natural person, to her spouse, parents or children or trusts for the benefit of her or her spouse, parents or children or transfers of shares by her by devise or descent, and (ii) any bona fide gift of up to five percent (5%) in the aggregate of the shares held by transferor as at the date hereof, to a charitable organization; provided, in the case of a Permitted Transfer pursuant to the foregoing clauses (i) or (ii), the transferee or other recipient agrees to be bound by the provisions of this Section 8.5.

Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 8.5 shall terminate in respect of GLAM, Actis or Macquarie (as the case may be) at such time as GLAM Related Parties, Actis Related Parties or Macquarie Related Parties respectively no longer hold any of the Series D Preferred Shares purchased by them under the Series D Purchase Agreement (or the Conversion Shares converted therefrom).

8.6 Amendments of Articles of Offshore Group Members. The Founders and the Company shall procure that the articles of association of each of the Offshore Group Members shall be amended within 30 days from the date hereof to reflect the provisions set forth in Section 7.9 and Section 7.10.

9. GENERAL PROVISIONS

9.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) Business Day after deposit with an express overnight courier for deliveries within a country, or three (3) Business Days after such deposit for international deliveries or (iv) three (3) Business Days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country.

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given in the manner set forth above.

9.2 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

9.3 Governing Law and Dispute Resolution.

(a) This Agreement shall be governed by, and construed and enforced, and the arbitrators shall decide any disputed submitted by the parties of this Agreement, in accordance with the substantive laws of New York as such laws are applied to agreements between New York residents entered into and to be performed within New York without regard to principles of conflicts of laws.

(b) Any dispute, controversy or claim arising out of, relating to, or concerning this Agreement, or the interpretation, performance, breach, termination or validity of this Agreement, shall be settled by arbitration to be held in Hong Kong under the UNCITRAL Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of arbitration. However, if such rules are in conflict with the provisions of this Section 9.3(b), including provisions concerning the appointment of arbitrators, the provisions of this Section 9.3(b) shall apply. The arbitration proceedings shall be conducted in English and administered under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”). There shall be a single arbitrator agreed upon by the parties or, if the parties are unable to agree within thirty days, appointed by the HKIAC.

(c) Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of Hong Kong and the HKIAC in any such arbitration. Notwithstanding the foregoing, any party to a dispute under this Agreement shall be entitled to seek injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

(d) The award of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration. The prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(e) The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

9.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be: (a) excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms and (b) replaced by a mutually acceptable provision, which being valid, legal, enforceable and in compliance with applicable law comes closest to the intention of the parties underlying such illegal, invalid or unenforceable term.

9.5 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

9.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

9.7 Successors And Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto, except that the Company may not assign or transfer any of its rights or obligations under this Agreement.

9.8 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

9.9 Counterparts; Telecopy Signatures. This Agreement may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties, and an executed copy of this Agreement may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

9.10 Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

9.11 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Ordinary Shares or Preferred Shares of the Company of any class or series, then, upon the occurrence of any subdivision, combination or share dividend of such class or series of shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

9.12 Aggregation of Shares. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.13 Reservation of Ordinary Shares. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Shares, all Ordinary Shares issuable from time to time upon such conversion.

9.14 Amendment. Except as expressly provided herein, and subject to the remaining provisions of this Section 9.14, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities; provided, however, that Holders purchasing Series D Preferred Shares in a Subsequent Closing (as defined in the Series D Purchase Agreement) may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, subject to the remaining provisions of this Section 9.14, the holders of a majority of the Registrable Securities will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. Notwithstanding anything to the contrary herein, in the event that any amendment of this Agreement shall adversely affect any Holder in a manner that is different from the effect on all other Investors within the same class and series of the affected Holder or imposes any material obligation or liability on such Holder beyond that already imposed on such Holder hereunder prior to such amendment, such amendment shall require the prior written consent of such affected Holder. Notwithstanding anything to the contrary herein, (i) in the event that any amendment of this Agreement shall diminish or eliminate any rights given to a Holder of Series B Preferred Shares, such amendment shall require the prior written consent of Holders holding at least a majority of Series B Preferred Shares, (ii) in the event that any amendment of this Agreement shall diminish or eliminate any rights given to a Holder of Series C Preferred Shares , such amendment shall require the prior written consent of Holders holding at least two thirds ( 2/3) of Series C Preferred Shares and (iii) in the event that any amendment of this Agreement shall diminish or eliminate any rights given to a Holder of Series D Preferred Shares, such amendment shall require the prior written consent of Holders holding at least two thirds ( 2/3) of Series D Preferred Shares.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement as of the date first written above.

“COMPANY”

Ambow Education Holding Ltd. a Cayman Islands exempted company

By:	/s/ Jin Huang

Name:	Jin Huang

Title:	CEO

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTORS”

Ambow Corporation

By:	/s/ Jin Huang

Name:	Jin Huang

Title:

EdVenture Inc.

By:	/s/

Name:	illegible

Title:

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTORS”

Asia Pacific Genesis Venture Capital Fund L.P.

By:	/s/ Steven Chang

Name:	Steven Chang

Title:	Managing Partner

Asia Pacific Century Venture Capital Ltd.

By:	/s/ Steven Chang

Name:	Steven Chang

Title:	Managing Partner

Asiagroup Worldwide Limited

By:	/s/ Steven Chang

Name:	Steven Chang

Title:	Managing Partner

Star Pacific Worldwide Limited

By:	/s/ Steven Chang

Name:	Steven Chang

Title:	Managing Partner

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTORS”

J & D Capital Corp.

By:	/s/ Steven Chang

Name:	Steven Chang

Title:	Managing Partner

Nien Hsing International (Bermuda) Ltd.

By:	/s/ Steven Chang

Name:	Steven Chang

Title:	Managing Partner

A & D Capital Corp.

By:	/s/ Steven Chang

Name:	Steven Chang

Title:	Managing Partner

CAM-CID Asia Pacific Investment Corp.

By:	/s/ Steven Chang

Name:	Steven Chang

Title:	Managing Partner

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTORS”

Good Work Consultants Limited

By:	/s/ Steven Chang

Name:	Steven Chang

Title:	Managing Partner

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTORS”

Ligenh Global Fund LP

By:	/s/ Stephen T. Wuu

Name:	Stephen T. Wuu

Title:	General Partner

JAFCO Asia Technology Fund III

By:	/s/ Hiroshi Yamada

Name:	Hiroshi Yamada

Title:	Attorney

CSI BD (Mauritius)

By:	/s/ Mark T. Gorman

Name:	Mark T. Gorman

Title:	Director

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTORS”

Macquarie Investment Holdings (No. 2) Pty Limited

By:	/s/ Daniel Phillips

Name:	Daniel Phillips

Title:	Executive Director

By:	/s/ Yuan Liu

Name:	Yuan Liu

Title:	Senior VP

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTORS”

GL Asia Mauritius II Cayman Ltd.

By:	/s/ Jennifer Tang

Name:	Jennifer Tang

Title:

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTORS”

Actis Angel (AEM3) Ltd.

By:	/s/ Yannick Roussety

Name:	Yannick Roussety

Title:	Director

Actis Angel (ACF2) Ltd.

By:	/s/ Yannick Roussety

Name:	Yannick Roussety

Title:	Director

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“FOUNDERS”

By:	/s/ Jin Huang

Name:	Dr. Jin Huang

Spin-Rich Ltd.

By:	/s/ Jin Huang

Name:	Jin Huang

Title:

CStar Investments Holding Limited

By:	/s/ Jin Huang

Name:	Jin Huang

Title:

(Signature Page to Third Amended and Restated Investor Rights Agreement)

EXHIBIT A

List of Series A Investors

Name of Investor	Number of Series A Preferred Shares Held

Ambow Corporation	5,400,000

EdVenture, Inc	7,500,000

EXHIBIT B

List of Series B Investors

Name of Investor	Number of Series B Preferred Shares Held

Asia Pacific Genesis Venture Capital Fund L.P.	4,017,855

Asia Pacific Century Venture Capital Ltd.	1,687,500

Asiagroup Worldwide Limited	669,642

Star Pacific Worldwide Limited	602,676

J & D Capital Corp.	415,176

Nien Hsing International (Bermuda) Ltd.	267,855

A & D Capital Corp.	227,676

CAM-CID Asia Pacific Investment Corp.	147,321

Ligenh Global Fund LP	334,821

JAFCO Asia Technology Fund III	5,357,142

CSI BD (Mauritius)	4,017,858

EXHIBIT C

List of Series C Investors

Name of Investor	Number of Series C Preferred Shares Held

Macquarie Investment Holdings (No. 2) Pty Limited	10,784,695

Good Work Consultants Limited	82,169

CAM-CID Asia Pacific Investment Corp.	45,193

J&D Capital Corp.	127,361

A&D Capital Corp.	69,844

STAR Pacific Worldwide Limited	184,880

Asiagroup Worldwide Limited	205,423

Asia Pacific Century Venture Capital LTD	517,666

Asia Pacific Genesis Venture Capital Fund L.P.	1,232,538

CSI BD (Mauritius)	1,509,857

GL Asia Mauritius II Cayman Ltd.	8,627,755

EXHIBIT D

List of Series D Investors

Name of Investor	Number of Series D Preferred Shares Held

Actis Angel (AEM3) Ltd.	6,486,080

Actis Angel (ACF2) Ltd.	6,486,079

GL Asia Mauritius II Cayman Ltd.	12,972,159

Macquarie Investment Holding (No. 2) Pty Limited	778,331

EXHIBIT E

List of Founders

Name	Class	Shares

Dr. Jin Huang(1)	Ordinary Shares	12,600,000

CStar Investments Holding Limited	Ordinary Shares	7,500,000

(1)	Shares held of record by Spin-Rich Ltd. and beneficially owned by Dr. Jin Huang.

EXHIBIT F

PFIC Annual Information Statement

[Must be signed by an authorized representative of the Company]

PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).

                                                              (the “Company”) hereby represents that:

1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on and ending on .

2.	The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings: $

Net Capital Gain: $

3.	The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash: $

Fair Market Value of Property: $

4.	The Company will permit the U.S. Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof; provided, that (i) a Company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate applicable Laws, regulations or policies of the PRC or the Cayman Islands.

By:

Title:

Date: